UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2020

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51485	72-1060618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL		32789
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 333-7440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RUTH	Nasdaq

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2020, the Company entered into a Fifth Amendment to Credit Agreement (the “Fifth Amendment”) which amends its existing Credit Agreement, dated as of February 2, 2017, as amended by the First Amendment thereto, dated as of September 18, 2019, the Second Amendment thereto, dated as of March 27, 2020, the Third Amendment thereto, dated as of May 7, 2020 (the “Third Amendment”), and the Fourth Amendment thereto, dated as of May 18, 2020, with certain direct and indirect subsidiaries of the Company as guarantors, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other agents party thereto.

The Fifth Amendment extended the term of the agreement by one year to February 2, 2023, reduced the revolving credit facility to $120.0 million, adjusted the monthly liquidity covenant, added a provision to allow for non-maintenance capital expenditures based on quarterly EBITDA performance and added provisions to the Credit Agreement to address the contemplated phase out of LIBOR.  After giving effect to the Fifth Amendment, the credit facility will continue to provide for a $5.0 million subfacility of letters of credit and a $5.0 million subfacility for swingline loans.  The Fifth Amendment did not change the Consolidated Leverage Ratio and Fixed Coverage Charge Ratio requirements.  The Consolidated Leverage Ratio and Fixed Coverage Charge Ratio requirements from the Third Amendment remain in effect through February 2, 2023.

The Fifth Amendment requires the Company and its subsidiaries to meet minimum aggregate cash holding requirements through March 2021 in an amount equal to the following amount for each month set forth below:

October 2020	$44,000,000
November 2020	$44,000,000
December 2020	$53,000,000
January 2021	$55,000,000
February 2021	$56,000,000
March 2021	$58,000,000

The Fifth Amendment also removes the requirement that the Company use 50% of the aggregate net cash proceeds from equity issuances after May 7, 2020 in excess of $30.0 million to repay loans outstanding until the Company could demonstrate compliance with certain financial covenants.

The Fifth Amendment now allows for non-maintenance capital expenditures when the Leverage Ratio is 2.50 to 1.0 or greater with 75% of consolidated EBITDA earned during a fiscal quarter in excess of $7.5 million (“Excess EBITDA”).  The Company and its subsidiaries may make non-maintenance capital expenditures with Excess EBITDA at any time after such Excess EBITDA is earned until the Leverage Ratio has been reduced to less than 2.50 to 1.0.  Prior to the Fifth Amendment, the Credit Agreement had prohibited all non-maintenance capital expenditures when the Leverage Ratio was 2.50 to 1.0 or greater.   As was also the case before the Fifth Amendment, the credit agreement provides that the Company and its subsidiaries may make capital expenditures in any fiscal year in an amount equal to 75% of consolidated EBITDA for the immediately preceding fiscal year when the Leverage Ratio is equal to or greater than 1.50 to 1.0 but less than 2.50 to 1.0.  When the Leverage Ratio is less than 1.50 to 1.0, the Company and its subsidiaries may make capital expenditures in an unlimited amount.

In connection with the closing of the Fifth Amendment, the Company repaid $20.2 million in loans so that a total of $115.0 million (excluding $4.8 million in letters of credit) is currently outstanding under the credit facility.  The current interest rate for borrowings under the revolving credit facility is 3.75%.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a

Registrant

The discussion of the Fifth Amendment to Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit Number	Description
10.1

Fifth Amendment, dated as of October 26, 2020, to Credit Agreement, dated as of February 2, 2017, by and among the Company, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: October 30, 2020	By:	/s/ Arne G. Haak
Arne G. Haak
Executive Vice President and Chief Financial Officer (Principal Financial Officer)